SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

      INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),
      (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  LODGIAN, INC.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                    54021P403
                                 (CUSIP Number)

                               September 28, 2007
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                      PAGE 2 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Partners
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                           0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         206,535
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         206,535
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         206,535
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           0.8%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                            PN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 3 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                          370,617
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          370,617
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          370,617
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                            1.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                             PN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 4 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         27,897
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         27,897
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         27,897
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           0.1%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           PN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 5 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                          652,417
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                             0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          652,417
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          652,417
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                            2.6%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                             CO
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 6 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Serena Limited
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                          12,847
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          12,847
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          12,847
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           0.1%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           CO

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 7 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                          0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        60,336
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                          0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        60,336
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        60,336
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                         0.2%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                          PN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 8 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                           0
SHARES
------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         24,394
OWNED BY
------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING
------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         24,394
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         24,394
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          0.1%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                          CO

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 9 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MHD Management Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                         0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                      206,535
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                      206,535
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                      206,535
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                       0.8%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                        PN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 10 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                         0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                       370,617
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                       370,617
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                       370,617
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                         1.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                         IA

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 11 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                          0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        665,264
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                          0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        665,264
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        665,264
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          2.7%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           OO
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 12 OF 42
CUSIP No. 54021P403

-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Group LLC
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                         0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                       60,336
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                       60,336
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                       60,336
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                        0.2%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                         OO
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 13 OF 42
CUSIP No. 54021P403

-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Management Partners LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                          0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        24,394
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                          0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        24,394
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        24,394
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                         0.1%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                         PN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 14 OF 42
CUSIP No. 54021P403

-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                         0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                       24,394
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                       24,394
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                       24,394
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                        0.1%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                        OO
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 15 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                          IN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 16 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Marvin H. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                            IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 17 OF 42
CUSIP No. 54021P403


------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stephen M. Dowicz
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 18 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Scott E. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                            IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 19 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael J. Leffell
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                          IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 20 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Timothy I. Levart
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 21 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                          IN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 22 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Eric P. Epstein
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                        1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                        1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                        1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 23 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                           0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                       1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                       1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                       1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                        5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                        IN

------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 24 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Avram Z. Friedman
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                            0
SHARES
------------------------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                         1,355,043
OWNED BY
------------------------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                            0
REPORTING
------------------------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,355,043
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         1,355,043
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                           5.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                           IN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 25 OF 42
CUSIP No. 54021P403

------------------------------------------------------------------------------


ITEM 1(a). NAME OF ISSUER:

           Lodgian, Inc. (the "Company")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3445 Peachtree Road, N.E., Suite 700
           Atlanta, GA 30326

ITEM 2(a). NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i)    Davidson Kempner Partners, a New York limited partnership
                  ("DKP");

           (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

           (iii)   M. H. Davidson & Co., a New York limited partnership ("CO");

           (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

           (v)     Serena Limited, a Cayman Islands corporation ("Serena");

           (vi) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

           (vii) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

           (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

           (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

           (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

           (xi) DK Group LLC, a Delaware limited liability company and the general partner of EDEF ("DKG");

           (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI ("DKMP");

Schedule 13G                                                      PAGE 26 OF 42
CUSIP No. 54021P403

           (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

           (xiv)   Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                   M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric
                   P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c). CITIZENSHIP:

           (i)     DKP - a New York limited partnership

           (ii)    DKIP - a Delaware limited partnership

           (iii)   CO - a New York limited partnership

           (iv)    DKIL - a British Virgin Islands corporation

           (v)     Serena - a Cayman Islands corporation

           (vi)    EDEF - a Delaware limited partnership

           (vii)   EDEI - a Cayman Islands corporation

           (viii)  MHD - a New York limited partnership

           (ix)    DKAI - a New York corporation

           (x)     DKIA - a Delaware limited liability company

           (xi)    DKG - a Delaware limited liability company

           (xii)   DKMP - a Delaware limited partnership

           (xiii)  DKS - a Delaware limited liability company

           (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G                                                      PAGE 27 OF 42
CUSIP No. 54021P403

           (xv)    Marvin H. Davidson - United States

           (xvi)   Stephen M. Dowicz - United States

           (xvii)  Scott E. Davidson -United States

           (xviii) Michael J. Leffell - United States

           (xix)   Timothy I. Levart  - United Kingdom & United States

           (xx)    Robert J. Brivio, Jr. - United States

           (xxi)   Eric P. Epstein - United States

           (xxii)  Anthony A. Yoseloff - United States

           (xxiii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, PAR VALUE $0.01

ITEM 2(e).  CUSIP NUMBER:

      54021P403

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)[ ]  Broker or dealer registered under Section 15 of the Act;

           (b)[ ]  Bank as defined in Section 3(a)(6) of the Act;

           (c)[ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act;

           (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

           (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

           (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

           (g)[ ]  Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G);

           (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G                                                      PAGE 28 OF 42
CUSIP No. 54021P403

           (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j)[ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      The Principals may be deemed to beneficially own an aggregate of 1,355,043 shares as a result of their voting and dispositive power over the 1,355,043 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, EDEF and EDEI.

      DKIA may be deemed to beneficially own the 652,417 shares beneficially owned by DKIL and the 12,847 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 370,617 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 206,535 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 60,336 shares beneficially owned by EDEF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 24,394 shares beneficially owned by EDEI as a result of their voting and dispositive power over those shares.

      A.  DKP

        (a) Amount beneficially owned: 206,535

        (b) Percent of class: 0.8%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 206,535

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 206,535

      B.  DKIP

        (a) Amount beneficially owned: 370,617

        (b) Percent of class: 1.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 370,617

Schedule 13G                                                      PAGE 29 OF 42
CUSIP No. 54021P403

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 370,617

      C.  CO

        (a) Amount beneficially owned: 27,897

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 27,897

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 27,897

      D.  DKIL

        (a) Amount beneficially owned: 652,417

        (b) Percent of class: 2.6%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 652,417

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 652,417

      E. Serena

        (a) Amount beneficially owned: 12,847

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 12,847

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 12,847

Schedule 13G                                                      PAGE 30 OF 42
CUSIP No. 54021P403

      F. EDEF

        (a) Amount beneficially owned: 60,336

        (b) Percent of class: 0.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 60,336

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 60,336

      G. EDEI

        (a) Amount beneficially owned: 24,394

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 24,394

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 24,394

      H. MHD

        (a) Amount beneficially owned: 206,535

        (b) Percent of class: 0.8%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 206,535

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 206,535

Schedule 13G                                                      PAGE 31 OF 42
CUSIP No. 54021P403

      I. DKAI

        (a) Amount beneficially owned: 370,617

        (b) Percent of class: 1.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 370,617

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 370,617

      J. DKIA

        (a) Amount beneficially owned: 665,264

        (b) Percent of class: 2.7%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 665,264

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 665,264

      K. DKG

        (a) Amount beneficially owned: 60,336

        (b) Percent of class: 0.2%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 60,336

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 60,336

Schedule 13G                                                      PAGE 32 OF 42
CUSIP No. 54021P403

      L. DKMP

        (a) Amount beneficially owned: 24,394

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 24,394

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 24,394

      M. DKS

        (a) Amount beneficially owned: 24,394

        (b) Percent of class: 0.1%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 24,394

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 24,394

      N. Thomas L. Kempner, Jr.

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

Schedule 13G                                                      PAGE 33 OF 42
CUSIP No. 54021P403

      O. Marvin H. Davidson

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      P. Stephen M. Dowicz

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      Q. Scott E. Davidson

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

Schedule 13G                                                      PAGE 34 OF 42
CUSIP No. 54021P403

      R. Michael J. Leffell

        (a) Amount beneficially owned. 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      S. Timothy I. Levart

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      T. Robert J. Brivio, Jr.

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

Schedule 13G                                                      PAGE 35 OF 42
CUSIP No. 54021P403

      U. Eric P. Epstein

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      V. Anthony A. Yoseloff

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

      W. Avram Z. Friedman

        (a) Amount beneficially owned: 1,355,043

        (b) Percent of class: 5.5%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 1,355,043

           (iii) sole power to dispose or to direct the disposition:  0

           (iv)  shared power to dispose or to direct the disposition: 1,355,043

Schedule 13G                                                      PAGE 36 OF 42
CUSIP No. 54021P403

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

      The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Item 4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                      PAGE 37 OF 42
CUSIP No. 54021P403


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 9, 2007            DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:   Thomas L. Kempner, Jr.
                                   Title:  Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:   Thomas L. Kempner, Jr.
                                   Title:  President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

Schedule 13G                                                      PAGE 38 OF 42
CUSIP No. 54021P403


                                   DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                   FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                   INTERNATIONAL LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC, its
                                        general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   DK GROUP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

Schedule 13G                                                      PAGE 39 OF 42
CUSIP No. 54021P403

                                   DK MANAGEMENT PARTNERS LP
                                   By:  DK Stillwater GP LLC, its
                                        general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.
                                   Title:   Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   --------------------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   --------------------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   --------------------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   --------------------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   --------------------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   --------------------------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   --------------------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   --------------------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   --------------------------------------------
                                   Avram Z. Friedman

Schedule 13G                                                      PAGE 40 OF 42
CUSIP No. 54021P403

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  October 9, 2007          DAVIDSON KEMPNER PARTNERS
                                 By: MHD Management Co.,
                                 its General Partner

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Managing Partner

                                 DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                 By: Davidson Kempner Advisers Inc.,
                                 its General Partner

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   President

                                 M.H. DAVIDSON & CO.

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Managing Partner

                                 DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                 By: Davidson Kempner International Advisors,
                                 L.L.C.,
                                 its Investment Manager

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

Schedule 13G                                                      PAGE 41 OF 42
CUSIP No. 54021P403

                                 SERENA LIMITED
                                 By: Davidson Kempner International Advisors,
                                 L.L.C.,
                                 its Investment Manager

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP
                                 By:  DK Group LLC,
                                 its General Partner

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                 INTERNATIONAL LTD.
                                 By:  DK Management Partners LP,
                                 its Investment Manager
                                 By:  DK Stillwater GP LLC, its general partner

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 MHD MANAGEMENT CO.

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Managing Partner

                                 DAVIDSON KEMPNER ADVISERS INC.

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   President

                                 DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

Schedule 13G                                                      PAGE 42 OF 42
CUSIP No. 54021P403

                                 DK GROUP LLC

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 DK MANAGEMENT PARTNERS LP
                                 By:  DK Stillwater GP LLC, its general partner

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 DK STILLWATER GP LLC

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Name:    Thomas L. Kempner, Jr.
                                 Title:   Executive Managing Member

                                 /s/ Thomas L. Kempner, Jr.
                                 ----------------------------------------------
                                 Thomas L. Kempner, Jr.

                                 /s/ Marvin H. Davidson
                                 ----------------------------------------------
                                 Marvin H. Davidson

                                 /s/ Stephen M. Dowicz
                                 ----------------------------------------------
                                 Stephen M. Dowicz

                                 /s/ Scott E. Davidson
                                 ----------------------------------------------
                                 Scott E. Davidson

                                 /s/ Michael J. Leffell
                                 ----------------------------------------------
                                 Michael J. Leffell

                                 /s/ Timothy I. Levart
                                 ----------------------------------------------
                                 Timothy I. Levart

                                 /s/ Robert J. Brivio, Jr.
                                 ----------------------------------------------
                                 Robert J. Brivio, Jr.

                                 /s/ Eric P. Epstein
                                 ----------------------------------------------
                                 Eric P. Epstein

                                 /s/ Anthony A. Yoseloff
                                 ----------------------------------------------
                                 Anthony A. Yoseloff

                                 /s/ Avram Z. Friedman
                                 ----------------------------------------------
                                 Avram Z. Friedman